Prospectus Supplement (To Prospectus dated June 28, 2001)	Filed Pursuant to Rule 424(b)(5) Registration Number 333-62338

$100,000,000

5.625% Senior Notes due March 15, 2013

      The notes will mature on March 15, 2013. Interest on the notes is payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2003. We may redeem the notes at our option at any time and from time to time, either in whole or in part, at the redemption prices described in this prospectus supplement under “Description of Notes — Optional Redemption.” The notes have no sinking fund provisions.

      The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding.

	Per Note	Total

Public offering price(1)	99.748%	$99,748,000

Underwriting discount	0.650%	$650,000

Proceeds, before expenses, to Rock-Tenn	99.098%	$99,098,000

(1)	Plus accrued interest, if any, from March 7, 2003, if settlement occurs after that date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

      We expect that delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about March 7, 2003.

Joint-Lead Managers and Bookrunners

Banc of America Securities LLC	JPMorgan

Co-Managers

SunTrust Robinson Humphrey	Wachovia Securities

March 4, 2003

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-3

Rock-Tenn Company	S-3

Use of Proceeds	S-3

Ratio of Earnings to Fixed Charges	S-4

Description of Notes	S-5

Underwriting	S-7

Legal Opinions	S-8

Experts	S-8

Prospectus

About This Prospectus	2

Where You Can Find More Information	2

Forward-Looking Statements	3

Rock-Tenn Company	3

Use of Proceeds	4

Ratio of Earnings to Fixed Charges	4

Description of Debt Securities	5

Plan of Distribution	14

Validity of Debt Securities	15

Experts	15

ABOUT THIS PROSPECTUS SUPPLEMENT

      You should read this prospectus supplement and the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

ROCK-TENN COMPANY

      Unless the context otherwise requires, “we”, “us”, “our” or “Rock-Tenn” refers to the business of Rock-Tenn Company and its subsidiaries, including RTS Packaging, LLC, which we refer to as RTS, and Seven Hills Paperboard, LLC, which we refer to as Seven Hills. We own 65% of RTS and conduct our interior packaging products business through RTS. We own 49% of Seven Hills, a manufacturer of gypsum paperboard liner, which we do not consolidate for purposes of our financial statements.

      We are a manufacturer of packaging, merchandising displays and 100% recycled clay-coated and specialty paperboard and corrugating medium. Our packaging operations manufacture folding cartons, solid fiber interior packaging, corrugated packaging and corrugated sheet stock, plastic packaging and extruded plastic roll stock. We also produce laminated paperboard products as well as collect and sell recycled fiber. We operate 68 converting operations, 12 paperboard mills and one distribution facility. These facilities are located in 24 states, Canada, Mexico and Chile.

USE OF PROCEEDS

      We expect the net proceeds from the sale of the notes offered hereby to aggregate approximately $99.0 million after deducting the underwriters’ discount and offering expenses. We intend to use approximately $31.9 million of the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility, approximately $41.0 million to repay borrowings under our receivables-backed facility and approximately $26.1 million to repay miscellaneous indebtedness of Cartem Wilco Group Inc.

      As of February 28, 2003, we had borrowings aggregating approximately $31.9 million outstanding under our revolving credit facility which bear interest at a weighted average interest rate equal to 2.435%. Of this amount, approximately $31.9 million constituted current liabilities. The revolving credit facility currently terminates in June 2005. We are in the process of negotiating with our lenders to amend our revolving credit facility to reduce the amount of the facility and modify certain of our financial covenants. There can be no assurance, however, that we will be able to amend this facility on terms which are satisfactory to us. Certain affiliates of the underwriters for the offering are lenders under our revolving credit facility. See “Underwriting.”

      As of February 28, 2003, approximately $70.9 million in borrowings were outstanding under our receivables-backed facility, which matures on March 31, 2003, and bear interest at a weighted average interest rate equal to 1.83%. All amounts outstanding under this facility constitute current liabilities. We are in the process of negotiating with the lenders under this facility to renew the facility and extend its maturity date. There can be no assurance, however, that we will be able to amend this facility on terms which are satisfactory to us. Certain affiliates of the underwriters for the offering are lenders under our receivables-backed facility.

      The remaining indebtedness to be repaid out of the proceeds of the notes consists of obligations of Cartem Wilco Group Inc. under miscellaneous instruments with maturities ranging from August 2003 through July 2012 and which bear interest, as of February 28, 2003, at rates ranging from approximately 4.17% to 10.0%, and at a weighted average of 5.04%. In connection with the repayment of this indebtedness, we may be required to pay up to $430,000 in prepayment penalties and fees.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges, which includes our subsidiaries on a consolidated basis. We have computed the ratio of earnings to fixed charges by dividing our earnings by our fixed charges. For purposes of calculating this ratio,

•	“earnings” include pretax income from continuing operations plus fixed charges adjusted for capitalized interest, and

•	“fixed charges” include interest on debt, whether expensed or capitalized, amortization of debt expense and the interest portion of rental expense on operating leases.

							Three Months
							Ended
	Fiscal Year Ended September 30,						December 31,

	1998	1999	2000		2001	2002	2001		2002

Ratio of earnings to fixed charges	2.90	2.98	0.88	(1)	2.27	2.82	3.60	(2)	2.19	(3)

(1)	In fiscal 2000, fixed charges exceeded earnings by $4,853,000.
(2)	Fixed charges for the three months ended December 31, 2001 consisted of $6,615,000 in interest expense, $299,000 in amortization of debt issuance costs, $110,000 in interest capitalized during period, and $722,000 in rent expense representative of interest. Earnings for the three months ended December 31, 2001 consisted of $20,103,000 in pretax income from continuing operations, $7,746,000 in fixed charges, ($110,000) in interest capitalized during the period and $151,000 in amortization of interest capitalized.
(3)	Fixed charges for the three months ended December 31, 2002 consisted of $6,259,000 in interest expense, $204,000 in amortization of debt issuance costs, $60,000 in interest capitalized during the period, and $708,000 in rent expense representative of interest. Earnings for the three months ended December 31, 2002 consisted of $8,482,000 in pretax income from continuing operations, $7,231,000 in fixed charges, ($60,000) in interest capitalized during the period and $205,000 in amortization of interest capitalized.

DESCRIPTION OF NOTES

      The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes.

General

      We will issue the notes under an indenture, dated as of July 31, 1995, as amended or supplemented from time to time, between us and SunTrust Bank. The notes will be our general unsecured and senior obligations issued in an initial aggregate principal amount of $100,000,000. The notes will rank equally with our other unsecured senior indebtedness from time to time outstanding. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

      The notes will mature on March 15, 2013, and will not be entitled to any sinking fund. We may redeem the notes at our option at any time and from time to time, either in whole or in part. See “— Optional Redemption” below.

      The notes will bear interest at a rate of 5.625% per annum from March 7, 2003 or from the most recent interest payment date on which we paid or provided for interest on the notes. We will pay interest on the notes on each March 15 and September 15, commencing September 15, 2003 to the person listed as the holder of the note (or any predecessor note) in the security register at the close of business on the preceding March 1 or September 1, as the case may be.

      The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in the form of one or more global notes deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. See “Description of Debt Securities” in the accompanying prospectus for more information regarding DTC and the global notes.

      The notes are subject to defeasance in the manner described under the heading “Description of Debt Securities — Defeasance and Covenant Defeasance” in the accompanying prospectus.

      The notes will not be listed on any securities exchange.

      We may, without the consent of the holders of the notes, issue additional notes from the series of notes offered by this prospectus supplement. Any additional notes will have the same ranking, interest rate, maturity date and other terms as the notes. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities under the indenture.

Same-Day Settlement

      Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity. As a result, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Optional Redemption

     Meaning of Terms

      We may redeem the notes at our option as described below. The following terms are relevant to the determination of the redemption price.

      When we use the term “Treasury Rate,” we mean with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, we assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      When we use the term “Comparable Treasury Issue,” we mean the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Independent Investment Banker” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc. or their respective successors as may be appointed from time to time by the trustee after consultation with us. If any of the foregoing cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we will substitute another primary treasury dealer.

      When we use the term “Comparable Treasury Price”, we mean (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day preceding such redemption date. When we use the term “Reference Treasury Dealer,” we mean each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors and any other primary U.S. Government securities dealer in New York City selected by the trustee after consultation with us.

      When we use the term “Remaining Scheduled Payments,” we mean with respect to any note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Our Redemption Rights

      We may redeem the notes at our option at any time and from time to time, either in whole or in part. If we elect to redeem the notes, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the redemption date:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments.

      In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points. A partial redemption of the notes may be effected by such method as the trustee shall deem fair and appropriate and may provide for the selection for redemption of portions, equal to the minimum authorized denomination for the notes or any integral multiple thereof, of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

      Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

UNDERWRITING

      We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the total principal amount of notes set forth opposite their names in the following table.

Principal
Amount
Underwriters	of Notes

Banc of America Securities LLC	$40,000,000

J.P. Morgan Securities Inc.	40,000,000

SunTrust Capital Markets, Inc.	10,000,000

Wachovia Securities, Inc.	10,000,000

Total	$100,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

      We have been advised by representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

      In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of greater total principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because an underwriter has repurchased notes sold by or for the account of that particular underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

      In addition to the underwriting discount discussed above, we estimate that we will spend approximately $100,000 for expenses in connection with this offering.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

      The underwriters and some of their affiliates have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and have received, and may continue to receive, customary fees in connection with those services. In particular, Bank of America, N.A., an affiliate of Banc of America Securities LLC, an underwriter in this offering, is the syndication agent and a lender under our revolving credit facility. The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., an underwriter in this offering, is a lender under our revolving credit facility. SunTrust Bank, an affiliate of SunTrust Capital Markets, Inc., an underwriter in this offering, is an agent and a lender under our revolving credit facility and is the trustee under the indenture under which the notes will be issued. Wachovia Bank, N.A., an affiliate of Wachovia Securities, Inc., an underwriter in this offering, is documentation agent and a lender under our revolving credit facility. In addition, Blue Ridge Asset Funding Corporation, a commercial paper issuer administered by Wachovia Bank, N.A., provided our $125 million receivables-backed financing facility, with a back-up liquidity facility provided by Wachovia Bank, N.A. Affiliates of the underwriters that are lenders under our revolving credit facility or our receivables-backed financing facility will receive a portion of the net proceeds of the offering that are used to repay amounts borrowed under the revolving credit facility and the receivables-backed financing facility, respectively. Because more than 10% of the net proceeds from this offering may be paid to affiliates of the underwriters, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      Banc of America Securities LLC and J.P. Morgan Securities Inc. (“JPMorgan”) will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and JPMorgan and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and JPMorgan based on transactions Banc of America Securities LLC and JPMorgan conduct through the system. Banc of America Securities LLC and JPMorgan will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL OPINIONS

      Certain legal matters with respect to the notes will be passed upon for us by Robert B. McIntosh, our general counsel, and by King & Spalding LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell, New York, New York. As of March 4, 2003, Mr. McIntosh owned 10,311 shares of our Class A common stock and had options to acquire 86,400 shares of our Class A common stock

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended September 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$400,000,000

ROCK-TENN COMPANY

DEBT SECURITIES

        We may offer from time to time up to $400,000,000 of debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 28, 2001

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where you Can Find More Information.” We may only use this prospectus to sell debt securities if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our filings from the New York Stock Exchange, you should call 212-656-5080.

      The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we disclose important information to you by referring to such documents. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement and any information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any further filings that we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended September 30, 2000,

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
(770) 448-2193

Attention:	Gwen Pinkerton
Investor Relations

      We have also filed a registration statement with the SEC relating to the debt securities. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the debt securities. The registration statement may contain additional information that may be important to you.

      You should rely only on the information contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these debt securities in states where the offer is permitted. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference in this prospectus as well as the accompanying prospectus supplement. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. These statements are based on beliefs and assumptions of our management, and on information currently available to our management.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	increases in the cost, or reduction in the availability, of raw materials, such as recovered paper, virgin paperboard, containerboard and natural gas;

•	fluctuations in our selling prices;

•	the level of competition in our markets;

•	the introduction of new products by our competitors or the obsolescence of our products;

•	possible plant closures and consolidations;

•	our ability to identify, complete or integrate acquisitions;

•	the need for capital expenditures;

•	the potential loss of customers;

•	changes in generally accepted accounting principles;

•	adverse changes in, and the cost of complying with, governmental regulations, particularly environmental regulations; and

•	adverse changes in the packaging products and paperboard industries or the U.S. economy generally.

      We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

ROCK-TENN COMPANY

      We are a leading converter of recycled and virgin paperboard and a leading manufacturer of recycled clay-coated and specialty paperboard. Our paperboard converting businesses manufacture folding cartons, laminated paperboard products, solid fiber partitions, corrugated packaging and corrugated sheet stock. We also produce corrugating medium and plastic packaging and other products, as well as collect and sell recycled fiber. We currently operate 66 converting operations, 12 paperboard mills and one distribution facility. These facilities are located in 24 states, Canada, Mexico and Chile.

      We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 504 Thrasher Street, Norcross, Georgia 30071, and our telephone number is 770-448-2193. Unless the context otherwise requires, all references to “us”, “we”, “our” or our “company” mean Rock-Tenn Company and its consolidated subsidiaries.

USE OF PROCEEDS

      Unless the accompanying prospectus supplement states otherwise, we will use the net proceeds from the sale of any debt securities for general corporate purposes. These purposes may include the following:

•	satisfaction of working capital requirements;

•	repayment of long-term debt or short-term debt;

•	redemption or repurchase of shares of our outstanding class A or class B common stock;

•	investments in, or extensions of credit to, our subsidiaries; and

•	possible acquisitions.

      Until we use the net proceeds we may temporarily invest the net proceeds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges, which includes our subsidiaries, on a consolidated basis. We have computed the ratio of earnings to fixed charges by dividing our earnings by our fixed charges. For purposes of calculating this ratio,

•	“earnings” include pretax income from continuing operations plus fixed charges adjusted for capitalized interest, and

•	“fixed charges” include interest on debt, whether expensed or capitalized, amortization of debt expense and the interest portion of rental expense on operating leases.

      For purposes of calculating the ratio of earnings to fixed charges, excluding plant closing costs, “earnings” include

•	pretax income from operations plus

•	fixed charges adjusted for capitalized interest plus

•	plant closing costs, which consist primarily of severance, machinery relocation, asset write-downs and other one time costs.

						Six Months
						Ended
	Fiscal Year Ended September 30,					March 31,

	1996	1997	1998	1999	2000	2000	2001

Ratio of earnings to fixed charges	7.20	2.20	2.90	2.98	0.88	(0.15)	1.96

Ratio of earnings to fixed charges, excluding plant closing costs	7.47	2.73	2.95	3.17	2.51	2.80	2.18

DESCRIPTION OF DEBT SECURITIES

      The debt securities, which include debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time, will be issued under an indenture, dated as of July 31, 1995, between us and SunTrust Bank, as trustee.

      We have summarized the material provisions of the indenture below. The summary is not complete. We have filed the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information.”

General

      The indenture does not limit the aggregate principal amount of debt securities which we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of debt securities outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also does not limit our ability to incur other unsecured debt and does not contain financial or similar restrictive covenants.

      A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the maturity date or dates of the debt securities;

•	the price or prices, expressed as a percentage of the aggregate principal amount, at which the debt securities will be issued;

•	the rate or rates at which the debt securities will bear interest, if any, or the method for determining such rate or rates, if any;

•	the date or dates from which interest will accrue;

•	the date or dates on which interest will be payable and the related record dates;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name such debt security is registered at the close of business on the record date for such interest payment;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable if other than as stated in this prospectus;

•	any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or analogous provisions;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the currency or currency unit in which principal, premiums, if any, and interest will be paid if other than U.S. dollars;

•	any index used to determine the amount of payments of principal, premiums, if any, and interest;

•	if payments of principal, premium, if any, and interest on any debt securities is payable, at our election or the election of any holder, in currency or currency units other than those in which the debt securities are stated to be payable, the terms and conditions upon which such election may be made;

•	the portion of the principal amount of the debt securities payable upon acceleration of maturity if other than the principal amount;

•	whether the defeasance provisions summarized below will apply to the debt securities;

•	whether we will issue the debt securities in permanent global form and the circumstances under which such permanent global debt securities may be exchanged;

•	any special tax implications of the debt securities;

•	any deletions from, changes in, or additions to the events of default or covenants specified in the indenture; and

•	any other terms of the debt securities not specified in this prospectus which are not inconsistent with the indenture. (Section 301).

      We may issue debt securities at a substantial discount from their stated principal amount. We refer to these securities as original issue discount securities, which means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon acceleration of maturity following the occurrence and continuation of an event of default. We will describe the federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.

Payment; Transfer

      Unless the applicable prospectus supplement states otherwise, the principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at the corporate trust office of the trustee and at any other office or agency maintained by us for such purpose. (Sections 301, 305 and 1002). The debt securities will be issued only in fully registered form without coupons. (Section 302). No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with such registration or transfer. (Section 305).

Ranking

      The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt.

Certain Covenants

  Restrictions on Liens

      Under the indenture we have agreed that we will not, and we will not permit any of our subsidiaries to, incur, issue, assume or guarantee any Debt secured by a Mortgage on any of our or our subsidiaries’ Principal Property or any shares of Capital Stock or Debt of any subsidiary, without securing, equally and ratably with or prior to such secured Debt, the debt securities of each series then outstanding for so long as such secured Debt is so secured. This restriction will not, however, apply to:

(1) Mortgages existing at the date of the indenture;

(2) Mortgages on Principal Property, shares of Capital Stock or Debt of any corporation at the time the corporation becomes our subsidiary;

(3) Mortgages on Principal Property or shares of Capital Stock existing at the time of the acquisition of such Principal Property or Capital Stock by us or our subsidiary;

(4) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of Principal Property or Capital Stock by us or our subsidiary, or to secure any Debt or obligation incurred by us or our subsidiary, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction, including any improvements on an existing property, which Debt or obligation is incurred for the purpose of financing all or any part of the purchase, construction or improvement of such Principal Property;

(5) Mortgages securing any Debt or obligation of any of our subsidiaries owing to us or to another subsidiary;

(6) Mortgages on property or assets of a corporation existing at the time the corporation is merged into or consolidated with us or our subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or our subsidiary;

(7) Mortgages on property or assets of a person existing at the time we merge into or consolidate with this person or at the time of a sale, lease or other disposition of our properties as an entirety or substantially as an entirety to this person;

(8) Mortgages on our or our subsidiaries’ property or assets in favor of the United States or any State thereof or any department, agency or instrumentality or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure partial progress, advance or other payments pursuant to any contract, statute, rule or regulation;

(9) Mortgages on our or our subsidiaries’ property or assets securing Debt or other obligations issued by the United States or any State thereof or any department, agency or instrumentality or political subdivision thereof, or by any other country or any political subdivision thereof, for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to such Mortgages;

(10) Mortgages under worker’s compensation laws or similar legislation and Mortgages or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which we or any of our subsidiaries is a party, or to secure our or our subsidiaries’ public or statutory obligations, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which we or our subsidiaries are a party;

(11) Mortgages created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Mortgages arising out of judgments or awards against us or our subsidiaries with respect to which we or our subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; Mortgages relating to final unappealable judgment liens which are satisfied within 15 days of the date of judgment or Mortgages incurred by us or any of our subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or our subsidiaries is a party;

(12) Mortgages for taxes or assessments or governmental charges or levies not yet delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; Mortgages comprising landlord’s liens or liens of carriers, warehouseman, mechanics and materialman incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings; and any other Mortgages incidental to the conduct of our or our subsidiaries’ business or the ownership of our respective property or assets not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of our board of directors, materially impair the use or value of such property or assets;

(13) any extension, renewal or replacement, or successive extensions, renewals or replacements, as a whole or in part, of any Mortgages referred to in the foregoing paragraphs (1) to (12) inclusive; provided that the principal amount of the Debt being extended, renewed or replaced is not increased and such extension, renewal or replacement, in the case of Debt secured by a Mortgage, shall be limited to all or a part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced plus improvements on such property; and

(14) Mortgages not permitted by paragraphs (1) through (13) above if at the time of and after giving effect to the creation or assumption of any such Mortgage, the aggregate amount of all of our and our subsidiaries’ Debt secured by such Mortgages not so permitted by paragraphs (1) through (13) above together with the Attributable Debt in respect of sale and lease-back transactions permitted by the indenture does not exceed 10% of Consolidated Net Tangible Assets. (Section 1005).

  Restrictions on Sale and Lease-Back Transactions

      Under the indenture, so long as any debt securities are outstanding, we have agreed that we will not, and will not permit any of our subsidiaries to, enter into any sale and lease-back transaction unless:

(1) we or such subsidiary would, at the time of entering into such sale and lease-back transaction, be entitled to incur Debt secured by a Mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such sale and lease-back transaction without equally and ratably securing the debt securities of each series then outstanding;

(2) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value, as determined by our board of directors, and an amount equal to the net proceeds from the sale of the Principal Property is applied, within 180 days of the sale and lease-back transaction:

•	to the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or

•	to the retirement or repayment, other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision of:

(A) securities or Funded Debt ranking equally with or senior to the debt securities or Funded Debt of our consolidated subsidiaries, or

(B) Debt incurred by us or our subsidiaries within 180 days prior to the effective date of any such sale and lease-back transaction that:

•	was used solely to finance the acquisition of the Principal Property that is the subject of such sale and leaseback transaction and

•	is secured by a mortgage on the Principal Property that is the subject of such sale and lease-back transaction; or

(3) the lease in the sale and lease-back transaction secures or relates to Debt or other obligations issued by the United States or any State thereof or any department, agency or instrumentality or political subdivision thereof, or by any other country or any political subdivision thereof, for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on or improvement of any property or assets subject to such leases. (Section 1006).

  Certain Definitions

      “Attributable Debt” means, as to any particular lease under which any person is at the time liable, at the date of determination, the total net amount of rent required to be paid by such person under the lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the date of determination at the rate of interest per annum implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under the lease for any such period will be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, reconstruction insurance, taxes, assessments, water rates and similar charges and contingent rents. In the case of any lease terminable by the lessee upon the payment of a penalty, the net amount shall also include the amount of such penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated.

      “Capital Stock” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock is limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

      “Consolidated Net Tangible Assets” means, on the date of determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

(1) all current liabilities, and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our and our consolidated subsidiaries’ most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles.

      “Debt” means loans, notes, bonds, indentures or other similar evidences of indebtedness for money borrowed. (Section 1005).

      “Funded Debt” means, on the date of determination, any indebtedness for money borrowed maturing by its terms more than 12 months from such date, including any indebtedness renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

      “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

      “Principal Property” means any manufacturing plant or manufacturing facility:

(1) owned by us or any of our subsidiaries,

(2) located in the continental United States, and

(3) the gross book value of which, on the date of determination, exceeds 2% of Consolidated Net Tangible Assets,

except any plant or facility which, in the opinion of our board of directors as evidenced by a board resolution, is not of material importance to our and our subsidiaries’ business taken as a whole. (Section 101, except as noted above).

Events of Default

      Definition. The indenture defines an event of default with respect to debt securities of any series as any one of the following events:

(1) failure to pay any interest on any debt security of that series when due and payable, continued for 30 days;

(2) failure to pay principal of, or premium, if any, on any debt security of that series when due and payable;

(3) failure to deposit any sinking fund payment when due in respect of any debt security of that series;

(4) failure to perform any other covenant in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

(5) failure to pay indebtedness in a principal amount in excess of $15 million at final maturity, after the expiration of any applicable grace period, or upon acceleration without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 15 days after notice to us specifying such default and requiring us to cause the indebtedness to be discharged or such acceleration to be rescinded or annulled;

(6) certain events of bankruptcy, insolvency or reorganization involving us or one of our subsidiaries; or

(7) any other event of default provided with respect to debt securities of that series. (Section 501).

      Remedies. If any event of default with respect to the debt securities of any series at any time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502).

      Under the indenture, the trustee must, within 90 days after the occurrence of a default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of the default known to it (the term “default” to mean the events specified above without notice or grace periods). Except in the case of a default in the payment of principal, premium, if any, or interest on any of the debt securities of such series, the trustee will be protected in withholding notice if it in good faith determines the withholding of notice is in the interests of the holders of the debt securities of such series. (Section 602).

      Obligation of the Trustee. The indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to it. (Sections 601, 603). Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of at least a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512).

      No holder of any series of debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee a written notice of a continuing event of default;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received inconsistent direction from the holders of a majority in principal amount of outstanding debt securities of that series; and

•	the trustee has failed to institute the requested proceeding within 60 days. (Section 507).

However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of, premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security. (Section 508).

      Under the indenture, we must furnish to the trustee each year a statement regarding our performance of certain of our obligations under the indenture and as to any default in such performance. (Section 1004).

Modification and Waiver

      We and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment. However, we may not, without the consent of the holder of each debt security affected:

•	change the maturity date of the principal of, or interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or rate of interest on any debt security;

•	reduce the amount payable upon acceleration of maturity of an original issue discount security;

•	adversely affect the right of repayment at the option of a holder of any debt security;

•	change the place or currency of payment of principal of, premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•	reduce the percentage of the principal amount of outstanding debt securities of any series required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or to waive defaults; or

•	modify any of the provisions described in the foregoing bullets or set forth in certain other sections of the indenture, except to increase any such percentage or to limit the ability of holders to modify or waive certain other provisions of the indenture. (Section 902).

      We and the trustee may also modify and amend the indenture without the consent of the holders in specified circumstances. (Section 901).

      The holders of at least a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture. (Section 1007). The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except:

•	a default in the payment of principal of, premium, if any, or interest on any debt security of such series; and

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment. (Section 513).

      The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof. (Section 101).

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person and may not permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•	the successor or purchaser is a corporation, partnership or trust organized under the laws of the United States or any State thereof or the District of Columbia;

•	the successor or purchaser expressly assumes our obligations on the debt securities under a supplemental indenture and the performance or observance of every covenant of the indenture to be performed by us;

•	immediately after giving effect to the transaction and treating any indebtedness which becomes our or any of our subsidiaries’ obligation as a result of such transaction as having been incurred by us or our subsidiaries at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•	if as a result of such transaction our properties or assets could become subject to a mortgage not permitted by the indenture, we or such successor person, as the case may be, take such steps as shall be necessary to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel stating compliance with these provisions. (Section 801).

Defeasance and Covenant Defeasance

      Unless otherwise indicated in the applicable prospectus supplement, at our option, we:

(1) will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, replace stolen, lost or mutilated debt securities of such series, maintain paying agencies and hold moneys for payment in trust); or

(2) will need not comply with certain restrictive covenants of the indenture, including those described under “Certain Covenants” and “Consolidation, Merger and Sale of Assets” and the occurrence of an event described in paragraph (4) under “Events of Default” shall no longer be an event of default, in each case, if we deposit, in trust, with the trustee money and/or U.S. government obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the outstanding debt securities of such series and any mandatory sinking fund payments or analogous payments on the dates such payments are due in accordance with the terms of the outstanding debt securities of such series and the indenture.

Such a trust may only be established if, among other things,

•	no event of default or event which with the giving of notice or lapse of time or both would become an event of default under the indenture shall have occurred and be continuing on the date of such deposit; and

•	we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred.

      In the event we fail to comply with our remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under paragraph (2) above and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. However, we will remain liable with respect to such payments. (Article 13).

Governing Law

      The indenture is and the debt securities will be governed by and construed in accordance with the laws of the State of New York. (Section 112).

Concerning the Trustee

      SunTrust Bank is the trustee under the indenture.

Book-Entry Debt Securities

      The debt securities may be issued in the form of one or more global book-entry debt securities that will be deposited with, or on behalf of, a depositary or its nominees. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a book-entry security may not be registered for transfer or exchange except as a whole by the depositary for such book entry security to a nominee of such depositary and except in any other circumstances described in the applicable prospectus supplement. (Sections 204 and 305).

      Upon the issuance of a book-entry security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry security to the accounts of persons that have accounts with such depositary, which we refer to as participants. Such accounts shall be designated by the agents, underwriters or dealers with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own interests in book-entry securities held by the depositary only through participants or indirect participants.

      Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

      So long as the depositary or its nominee is the registered owner of a book-entry security, such depositary or such nominee will be considered the sole owner or holder of the debt securities represented by such book-entry security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a book-entry security will not be entitled to have debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

      Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry securities representing such debt securities. We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such debt securities, as shown on the records of the depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants and indirect participants. Neither we, the trustee, any authenticating agent, any paying agent nor the securities registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308).

      If the depositary is at any time unwilling, unable or ineligible to continue as depositary, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue debt securities of such series in definitive form in exchange for the book-entry security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by a book-entry security and, in such event, will issue debt securities of such series in definitive form in exchange for the book-entry security representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a book-entry security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such book-entry security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive form of debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. (Section 305).

      The depositary has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17(A) of the Securities Exchange Act of 1934. The depositary was created to hold securities of its participants and indirect participants and to facilitate the clearance and settlement of securities transactions among these participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

PLAN OF DISTRIBUTION

      We may sell debt securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

      The distribution of the debt securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices, or at negotiated prices.

      For each series of debt securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the debt securities;

•	our proceeds from the sale of the debt securities and the intended use of these proceeds;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the debt securities will be listed, if any.

      If we use underwriters in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities offered if they purchase any debt securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the debt securities in accordance with applicable law.

      If we use dealers in the sale, we will sell debt securities to such dealers as principals. The dealers may then resell the debt securities to the public at varying prices to be determined by such dealers at the time of sale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents will be involved. We are not making an offer of debt securities in any state that does not permit such an offer.

      Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

      We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the debt securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

      The debt securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the underwriters, if any, of the debt securities will make a market in the debt securities. If the underwriters make a market in the debt securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

      Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

VALIDITY OF DEBT SECURITIES

      Certain legal matters with respect to the debt securities will be passed upon for us by Robert B. McIntosh, General Counsel, and by King & Spalding, and for any agents, underwriters or dealers by Davis Polk & Wardwell. As of June 5, 2001, Mr. McIntosh owns or has options to purchase 76,400 shares of our class A common stock.

EXPERTS

      The consolidated financial statements of Rock-Tenn Company incorporated by reference in Rock-Tenn Company’s Annual Report (Form 10-K) for the year ended September 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$100,000,000

5.625% Senior Notes due March 15, 2013

PROSPECTUS SUPPLEMENT
March 4, 2003

Banc of America Securities LLC

JPMorgan

SunTrust Robinson Humphrey

Wachovia Securities